Exhibit 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

For Release 4:30 PM ET, December 27, 2005

eOn Communications Announces Agreement to Sell Cortelco Shanghai Ownership

ATLANTA (December 27, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today announced that it has signed the final Equity Sales Contracts (“Contracts”) to sell its 54% interest in Cortelco Shanghai Telecom Equipment Company (“Cortelco Shanghai”) to the 46% minority holder, Shanghai Fortune Telecommunication Technology Development Co. Ltd. (“Shanghai Fortune”) and members of management of Cortelco Shanghai.

The Contracts are subject to approval of China government authorities and the parties expect closing to be late January 2006. eOn and Shanghai Fortune have agreed to have Cortelco Shanghai issue a dividend as part of the transaction. As a result, eOn will receive a dividend of approximately $495,000 and a net purchase price of $1,305,000 (before taxes) yielding a total price of approximately $1.8 million.

The Contracts have been filed with the Securities Exchange Commission as exhibits to Form 8-K dated December 27, 2005.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.